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                                                                     EXHIBIT 2.6


                              AMENDED AND RESTATED
                             GTCR WARRANT AGREEMENT

          This AMENDED AND RESTATED GTCR WARRANT AGREEMENT (this "Agreement") is made as of August 14, 2000, by and among GTCR Capital Partners, L.P., a Delaware limited partnership (the "GTCR Lender"), and Synagro Technologies, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in Section 5A hereof.

          WHEREAS, the Company and the GTCR Lender are parties to a Warrant Agreement dated as of January 27, 2000, as amended by the First Amendment to Warrant Agreement, dated June 15, 2000 (the "Original Warrant Agreement") and a letter agreement, dated June 15, 2000, pursuant to which the GTCR Lender has been granted Warrants for the purchase of 272.058 shares of Series C Preferred, 2,857.143 shares of Series D Preferred, and 723.8 shares of Series E Preferred prior to the date of this Agreement (the "Prior Warrants");

          WHEREAS, the Company, the GTCR Lender and the TCW/Crescent Lenders (as defined therein) have entered into an Amended and Restated Senior Subordinated Loan Agreement, dated as of the date hereof (as the same shall be modified, amended and supplemented from time to time, the "Loan Agreement");

          WHEREAS, the Company and the GTCR Lender have agreed to enter into this Agreement in order, among other things, to: (a) amend and restate the Original Warrant Agreement in its entirety and (b) amend the terms thereof as the Company and the TCW/Crescent Lenders have agreed to enter into a separate TCW/Crescent Warrant Agreement as of the date hereof (the "TCW Warrant Agreement");

          WHEREAS, the parties hereto intend that this Agreement and the documents executed in connection herewith not effect a novation of the obligations of the Company under the Original Warrant Agreement, but merely a restatement of and, where applicable, an amendment to the terms governing such obligations;

          WHEREAS, pursuant to the Loan Agreement, the GTCR Lender has made loans to the Company prior to the date hereof in the principal amount (not including accrued or overdue interest) of $26,380,400 (the "Prior Loans") and, subject to the terms and conditions of the Loan Agreement, the GTCR Lender will make an additional loan to the Company on the date hereof of zero dollars (the "August 2000 Loan") and may make or arrange for loans to the Company from time to time after the date hereof (each a "Subsequent Loan", and together with the Prior Loans and the August 2000 Loan, the "Loans") up to an aggregate principal amount (excluding the Prior Loans and the August 2000 Loan) of $36,119,600 (the "Aggregate Subsequent Loan Amount");

          WHEREAS, as an inducement and partial consideration to the GTCR Lender to enter into the Loan Agreement and to make the Loans, the Company has agreed to (i) issue to the GTCR Lender on the date hereof a warrant (the "August 2000 Warrant") representing the right to purchase


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the August 2000 Warrant Shares from the Company and (ii) issue to the GTCR
Lender on the date of each Subsequent Loan a warrant (each a "Subsequent Warrant", and together with the Prior Warrants and the August 2000 Warrant, the "Warrants") representing the right to purchase Subsequent Warrant Shares from the Company, in each case pursuant to the terms and conditions of this Agreement and in the form of Exhibit A attached hereto; and

          WHEREAS, the Company has authorized the issuance of the Warrants to the GTCR Lender pursuant to the terms and conditions of this Agreement and each such Warrant.

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Original Warrant Agreement is amended and restated in its entirety, and the parties hereto agree as follows:

     SECTION 1. Issuance of Warrants; Closings.

          1A. August 2000 Closing. The issuance of the August 2000 Warrant to the GTCR Lender (the "August 2000 Closing") shall take place simultaneously with the closing of the August 2000 Loan pursuant to the Loan Agreement. The date of the August 2000 Closing is hereinafter referred to as the "August 2000 Closing Date."

          1B. Issuance of August 2000 Warrant. At the August 2000 Closing, the Company shall issue to the GTCR Lender the August 2000 Warrant representing the right to purchase the August 2000 Warrant Shares. The August 2000 Warrant shall be exercisable immediately upon issuance thereof, and the GTCR Lender may exercise all or any portion of the August 2000 Warrant at any time and from time to time thereafter.

          1C. Subsequent Closings. The issuance of each Subsequent Warrant to the GTCR Lender (each a "Subsequent Closing") shall take place simultaneously with the closing of each Subsequent Loan. The date of each Subsequent Closing is hereinafter referred to as a "Subsequent Closing Date").

          1D. Issuances of Subsequent Warrants. At each Subsequent Closing in which a purchase of Convertible Preferred Stock will be made concurrently with such Subsequent Closing pursuant to the Preferred Stock Purchase Agreement, the Company shall issue to the GTCR Lender a Subsequent Warrant representing the right to purchase a number of Subsequent Warrant Shares equal to the product of:

     (I) (X) the result of

               (1) the aggregate number of shares of Convertible Preferred Stock being purchased pursuant to the Preferred Stock Purchase Agreement by all Purchasers (as defined in the Preferred Stock Purchase Agreement) at such Subsequent Closing,


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               divided by

               (2) 1.00 minus the product of (a) 12.5% and (b) the ratio of (i) the aggregate Loans being made by all of the Lenders at such Subsequent Closing pursuant to the Loan Agreement over (ii) the aggregate dollar amount of all Convertible Preferred Stock being purchased by all of the Purchasers pursuant to the Preferred Stock Purchase Agreement at such Subsequent Closing, minus

          (Y) the aggregate number of shares of Convertible Preferred Stock being purchased by all of the Purchasers pursuant to the Preferred Stock Purchase Agreement at such Subsequent Closing,

     multiplied by

     (II) the aggregate dollar amount of all Loans being made at such Subsequent Closing by the GTCR Lender divided by the aggregate dollar amount of all Loans being made at such Subsequent Closing by all of the Lenders at such Subsequent Closing.

At each Subsequent Closing in which a purchase of Convertible Preferred Stock will not be made concurrently with such Subsequent Closing pursuant to the Preferred Stock Purchase Agreement, the Company shall issue to the GTCR Lender a Subsequent Warrant representing the right to purchase a number of Subsequent Warrant Shares to be mutually agreed between the Company and the GTCR Lender at the time of such Subsequent Closing.

If the Purchasers (as defined in the Preferred Stock Purchase Agreement) are required to purchase additional Convertible Preferred Stock from the Company to meet a Funding Obligation (as defined in the Preferred Stock Purchase Agreement) then the Company shall issue to the GTCR Lender a Subsequent Warrant concurrently with such purchase representing the right to purchase a number of Subsequent Warrant Shares equal to the GTCR Allocation (as such term is defined in the TCW Warrant Agreement (as defined in the Loan Agreement)).

     SECTION 2. Representations and Warranties of the Company. As of the August 2000 Closing, and as of each Subsequent Closing, the Company represents and warrants to the GTCR Lender as follows:

         2A. Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         2B. Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into and perform this Agreement and to issue and deliver the Warrants to the GTCR Lender. The execution, delivery and performance by the Company of this Agreement, including the issuance and delivery of the Warrants to the GTCR Lender, have been duly


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authorized by all necessary corporate action on the part of the Company. This
Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights).

          2C. No Conflict or Violation. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the issuance and delivery of the Warrants to the GTCR Lender does not and will not conflict with or result in a violation of (i) the charter or bylaws of the Company or (ii) any agreement, instrument, law, rule, regulation, order, writ, judgment or decree to which the Company is a party or is subject, except for such conflicts and violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations, assets or condition (financial or otherwise) or business of the Company and will not deprive the GTCR Lender of any material benefit under this Agreement.

          2D. Validity of Issuance. The Warrants to be issued to the GTCR Lender pursuant to this Agreement and the Warrant Shares issued upon exercise of the Warrants will, when issued, be duly and validly issued, fully paid and non-assessable, and free and clear of all liens, claims and encumbrances.

          2E. Capital Structure (August 2000 Closing). The authorized and issued capital stock of the Company as of the August 2000 Closing and immediately thereafter is as set forth on the Capitalization Schedule dated as of the August 2000 Closing Date and attached hereto.

          2F. Capital Structure (Subsequent Closings). The authorized and issued capital stock of the Company as of any Subsequent Closing and immediately thereafter will be as set forth on the Capitalization Schedule dated as of such Subsequent Closing Date and provided to the GTCR Lender prior to such Subsequent Closing.

     SECTION 3. Investment Representations; Legends.

          3A. Investment Representations. The GTCR Lender hereby represents and warrants to the Company that the GTCR Lender is acquiring the Warrants, and to the extent any such Warrant has been exercised, the Warrant Shares, for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. The GTCR Lender agrees and acknowledges that it will not, directly or indirectly, offer, transfer or sell any Warrant or any Warrant Shares, or solicit any offers to purchase or acquire any Warrant or any Warrant Shares, unless the transfer or sale is (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and has been registered under any applicable state securities or "blue sky" laws or (ii) pursuant to an exemption from registration under the Securities Act and all applicable state securities or "blue sky" laws.

          3B. Additional Investment Representations. The GTCR Lender hereby represents and warrants to the Company that (i) it has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment hereunder, (ii) it is able to incur a complete loss of such investment, (iii) it is able to bear the economic risk of such


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investment for an indefinite period of time and (iv) it is an "accredited investor" as that term is defined in Regulation D under the Securities Act.

          3C. Legend. The GTCR Lender hereby acknowledges that the Company will stamp or otherwise imprint each Warrant with a legend in substantially the following form:

          THIS WARRANT AND ANY SHARES OF STOCK OBTAINABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE'S SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION THEREFROM.

          In connection with the transfer of any Warrant or any Warrant Shares (other than a transfer pursuant to a public offering registered under the Securities Act, pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or any similar rules then in effect) or to an affiliate of the GTCR Lender), the GTCR Lender shall deliver, upon the reasonable request of the Company, an opinion of counsel, which counsel shall be knowledgeable in securities laws and which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer may be effected without registration under the Securities Act. Upon receipt of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend no longer applies to any particular Warrant and/or Warrant Shares, the Company shall promptly issue a replacement Warrant and/or replacement certificate evidencing such Warrant Shares (as applicable), which does not contain such legend.

     SECTION 4. Inspection Rights. The Company shall permit any representatives designated by the GTCR Lender (so long as the GTCR Lender or any affiliate of the GTCR Lender holds any Warrant Shares), any holder of at least 50% of the Warrant Shares that are Common Stock or any holder of at least 50% of the Warrant Shares that are Convertible Preferred Stock, upon reasonable notice and during normal business hours and at such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its subsidiaries, (ii) examine the corporate and financial records of the Company and its subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of the Company and/or any of its subsidiaries with their respective directors, officers, key employees and independent accountants (it being understood that such representatives will keep all non-public information confidential to the full extent permitted by applicable law).

     SECTION 5. Miscellaneous

          5A. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

          "Convertible Preferred Stock" means the Company's Series D Convertible Preferred Stock, par value $.002 per share, the Company's Series E Convertible Preferred Stock, par value


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$.002 per share, and each series of the Company's Convertible Preferred Stock issued, or from time to time issuable, pursuant to the Preferred Stock Purchase Agreement with substantially the same rights and preferences as the Company's Series E Convertible Preferred Stock, par value $.002 per share (except that the number of shares of the Company's Common Stock into which such securities are convertible shall be determined as set forth in the Preferred Stock Purchase Agreement).

          "August 2000 Warrant Shares" means 296.504 shares of the Company's Series E Convertible Preferred Stock, par value $.002 per share, obtained or obtainable upon exercise of the August 2000 Warrant, as such number of shares shall be adjusted from time to time in accordance with Section 2 of the August 2000 Warrant.

          "Preferred Stock Purchase Agreement" means that certain Amended and Restated Purchase Agreement by and among the Company, GTCR Fund VII, L.P., a Delaware limited partnership, GTCR Co-Invest Fund, L.P., a Delaware limited partnership, and the TCW/Crescent Lenders (as defined therein), dated as of the date hereof, as amended from time to time.

          "Subsequent Warrant Shares" means, with respect to a Subsequent Warrant, the shares issuable upon exercise of such Subsequent Warrant which shares shall be Convertible Preferred Stock of the same series as the Convertible Preferred Stock being issued pursuant to the Preferred Stock Purchase Agreement at such Subsequent Closing.

          "Warrant Shares" means, collectively, the August 2000 Warrant Shares and any Subsequent Warrant Shares then outstanding, issued pursuant to this Agreement.

          5B. Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (i) when delivered, if delivered personally, sent by registered or certified mail, return receipt requested and postage prepaid, or sent via nationally recognized overnight courier or via facsimile with confirmation of receipt and (ii) when received if delivered otherwise, to the party to whom it is directed:

     If to the Company:

     Synagro Technologies, Inc.
     1800 Bering Drive, Suite 1000
     Houston, TX 77057
     Attention: Chief Financial Officer
     Telecopier No.: (713) 369-1760


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     With a copy to:

     Locke Liddell & Sapp LLP
     3400 Chase Tower
     600 Travis Street
     Houston, TX 77002-3095
     Attention: Michael T. Peters
     Telecopier No.: (713) 223-3717

     If to the GTCR Lender:

     GTCR Capital Partners, L.P.
     6100  Sears Tower
     Chicago, IL 60606
     Attention: David A. Donnini
     Telecopier No.: (312) 382-2201

     With a copy to:

     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, IL 60601
     Attention: Stephen L. Ritchie
     Telecopier No.: (312) 861-2200

or to such other address as any party hereto shall have provided in a written notice to the others.

          5C. Assignment. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any rights or obligations hereunder shall be assigned by the Company without the prior written consent of the GTCR Lender.

          5D. Amendment. This Agreement may be amended only by a written instrument signed by the Company, the holders of a majority of the Warrant Shares and the holders of a majority of the Company's warrants issued to the TCW/Crescent Lenders.

          5E. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid as to such party if set forth in an instrument in writing signed by such party.

          5F. Severability. In the event that any one or more of the provisions hereof, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect


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for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired; it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

          5G. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          5H. Counterparts. This Agreement may be executed in two or more counterparts (including by means of facsimile), each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

          5I. Descriptive Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

          5J. Survival of Representations and Warranties. All representations and warranties made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including each Subsequent Closing), regardless of any investigation made by the GTCR Lender or on its behalf.

          5K. Purchase Prices for August 2000 Warrant. The Company and the GTCR Lender hereby agree that for purposes of Sections 1271 through 1275 of the Internal Revenue Code of 1986, as amended (or any successor statute), the aggregate original purchase price of the August 2000 Warrant is $296,504, which purchase prices will be used by the Company and the GTCR Lender, as appropriate, for financial reporting and income tax purposes.

          5L. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, the Loan Agreement and the Warrants embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          5M. Amendment and Restatement. Effective as of the date hereof, the Original Warrant Agreement Agreement is hereby amended and restated in its entirety and, from and after the date hereof, all references herein to "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Original Warrant Agreement, as amended hereby.

                                     * * * *


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          IN WITNESS WHEREOF, the parties hereto have caused this Amended and
Restated GTCR Warrant Agreement to be signed by its duly authorized officers as of the date first written above.


                                           SYNAGRO TECHNOLOGIES, INC.

                                           By: /s/ Ross M. Patten
                                                 -------------------------------
                                           Name:   Ross M. Patten
                                           Its:    Chairman & CEO

                                           GTCR CAPITAL PARTNERS, L.P.

                                           By:   GTCR Mezzanine Partners, L.P.
                                           Its:  General Partner

                                           By:   GTCR Partners VI, L.P.
                                           Its:  General Partner

                                           By:   GTCR Golder Rauner, L.L.C.
                                           Its:  General Partner

                                           By: /s/ David A. Donnini
                                                 -------------------------------
                                           Name:   David A. Donnini
                                           Its:    Principal


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                             CAPITALIZATION SCHEDULE